Exhibit 99.1

Investor Contact:                         Media Contact:
Nicole Vattimo                            Dana Grosser
SEI    SEI
+1 610-676-4385                        +1 610-676-2459
nvattimo@seic.com                         dgrosser@seic.com
Pages:        9

FOR IMMEDIATE RELEASE

SEI REPORTS THIRD-QUARTER 2013 FINANCIAL RESULTS

OAKS, Pa., October 24, 2013 -- SEI Investments Company (NASDAQ:SEIC) today announced financial results for third-quarter 2013. Diluted earnings per share were $.38 in third-quarter 2013 compared to $.29 in third-quarter 2012.

Consolidated Overview	For the Three Months			For the Nine Months
(In thousands, except earnings per share)	Ended September 30,			Ended September 30,
	2013	2012	%	2013	2012	%

Revenues	$280,655	$251,752	11%	$827,108	$730,887	13%
Net Income attributable to SEI	67,195	50,743	32%	222,609	150,263	48%
Diluted Earnings Per Share	$0.38	$0.29	31%	$1.26	$0.85	48%

"During the third quarter of 2013, the Company continued its positive progress across all of our business units. Our growth in revenues and profits reflect the impact of new client activity, growth of existing clients, and positive asset flows," said Alfred P. West, Jr., SEI Chairman and CEO.

“We continue to be encouraged by the market acceptance of our solutions. We are engaged in rapidly-changing markets requiring continued investment in our product and service offering. This enables us to enhance our competitive strength, accelerate our growth, and enhance long-term shareholder value.”

Summary of Third-Quarter Results by Business Segment

(In thousands)	For the Three Months			For the Nine Months
	Ended September 30,			Ended September 30,
	2013	2012	%	2013	2012	%
Private Banks:
Revenues	$97,370	$92,076	6%	$291,258	$268,367	9%
Expenses	95,579	91,209	5%	289,632	263,612	10%
Operating Profit	1,791	867	107%	1,626	4,755	(66)%
Gain on sale of subsidiary	—	—	N/M	22,112	—	N/M
Total Profit	$1,791	$867	107%	$23,738	$4,755	N/M
Operating Margin (A)	2%	1%		1%	2%

Investment Advisors:
Revenues	61,393	51,384	19%	175,868	150,227	17%
Expenses	33,768	30,114	12%	98,291	88,440	11%
Operating Profit	27,625	21,270	30%	77,577	61,787	26%
Operating Margin	45%	41%		44%	41%

Institutional Investors:
Revenues	63,539	58,081	9%	190,385	167,293	14%
Expenses	33,058	29,654	11%	97,595	86,494	13%
Operating Profit	30,481	28,427	7%	92,790	80,799	15%
Operating Margin	48%	49%		49%	48%

Investment Managers:
Revenues	57,266	49,311	16%	166,542	142,235	17%
Expenses	37,763	32,122	18%	109,432	92,711	18%
Operating Profit	19,503	17,189	13%	57,110	49,524	15%
Operating Margin	34%	35%		34%	35%

Investments in New Businesses:
Revenues	1,087	900	21%	3,055	2,765	10%
Expenses	4,146	3,698	12%	11,774	11,080	6%
Operating Loss	(3,059)	(2,798)	N/M	(8,719)	(8,315)	N/M

Totals:
Revenues	$280,655	$251,752	11%	$827,108	$730,887	13%
Expenses	204,314	186,797	9%	606,724	542,337	12%
Corporate overhead expenses	14,402	11,668	23%	40,719	33,830	20%
NCI reflected in segments	—	(203)	N/M	(289)	(657)	N/M
Income from operations	$61,939	$53,490	16%	$179,954	$155,377	16%

(A) Percentage determined exclusive of gain on sale of subsidiary.

Third-Quarter Business Commentary:

•
Revenues increased in third-quarter 2013 as compared to both third-quarter 2012 and second-quarter 2013. Revenue growth was primarily driven by higher Asset management, administration, and distribution fees from improved cash flows from new and existing clients and market appreciation.

•
Our average assets under management, excluding LSV, increased $11.3 billion, or nine percent, to $143.9 billion in the third-quarter 2013, as compared to $132.6 billion during the third-quarter 2012, and increased $3.0 billion, or two percent, as compared to $140.9 billion during the second-quarter 2013. Average asset balances for the third-quarter 2012 include $6.5 billion in assets related to SEI Asset Korea, which was sold in first-quarter 2013 (see attached Ending and Average Asset Balances schedules for further details).

•
Sales events, net of client losses, during third-quarter 2013 totaled approximately $20.7 million and are expected to generate net annualized recurring revenues of approximately $18.3 million when contract values are fully realized.

•
Income from LSV increased in third-quarter 2013 to $31.3 million as compared to $24.9 million in third-quarter 2012 due to an increase in assets under management. Our ownership interest in LSV was approximately 39.3 percent in third-quarter 2013 and 39.8 percent in third-quarter 2012.

•
Stock-based compensation expense in third-quarter 2013 increased by $7.2 million as compared to third-quarter 2012. This incremental expense reflects a change in our estimate of the timing of when stock option vesting targets will be achieved. The Private Banks segment recognized $2.1 million of this incremental expense. The Investment Advisors, Institutional Investors, and Investment Managers segments each recognized approximately $1.3 million in expense.

•
Corporate overhead costs increased in third-quarter 2013 as compared to third-quarter 2012 due to $1.2 million in increased stock-based compensation, increased personnel costs, and higher costs related to regulatory and compliance matters.

•
The effective tax rates were 28.5 percent in third-quarter 2013, 39.0 percent in third-quarter 2012, and 35.5 percent in second-quarter 2013. The third-quarter 2013 tax rate was benefited by Pennsylvania Tax Law changes enacted during the third-quarter 2013. These changes resulted in a reduction of the deferred tax liability that has been built up over numerous years. The third-quarter 2012 tax rate reflected the accrual of taxes on the cumulative undistributed earnings of SEI Asset Korea.

•	In third-quarter 2013, we repurchased 1.9 million shares of our common stock for $58.6 million.

Earnings Conference Call
A conference call to review earnings is scheduled for 2:00 p.m. ET on October 24, 2013. Investors may listen to the call at www.seic.com/investors. The call may also be accessed at the financial services sections of numerous web sites, including Google Finance and Yahoo Finance. Investors may also listen to replays at these web sites, or by telephone at (USA) 1-800-475-6701; (International) 320-365-3844, access code 306035.

About SEI
SEI (NASDAQ:SEIC) is a leading global provider of investment processing, fund processing, and investment management business outsourcing solutions that help corporations, financial institutions, financial advisors, and ultra-high-net-worth families create and manage wealth. As of September 30, 2013, through its subsidiaries and partnerships in which the company has a significant interest, SEI manages or administers $529 billion in mutual fund and pooled or separately managed assets, including $219 billion in assets under management and $310 billion in client assets under administration. For more information, visit www.seic.com.

Many of the statements in this release may be considered “forward looking statements” and include discussions about future operations, strategies and financial results. Forward-looking statements are based upon estimates and assumptions that involve risks and uncertainties, many of which are beyond our control or are subject to change. Although we believe our assumptions are reasonable, they could be inaccurate. Our actual future revenues and income could differ materially from our expected results. We have no obligation to publicly update or revise any forward-looking statements.

SEI INVESTMENTS COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	For the Three Months Ended September 30,
	2013	2012

Asset management, admin. and distribution fees	$208,780	$183,083
Information processing and software servicing fees	64,606	60,901
Transaction–based and trade execution fees	7,269	7,768

Total revenues	280,655	251,752

Subadvisory, distribution and other asset mgmt costs	31,209	26,022
Software royalties and other information processing costs	7,541	6,701
Brokerage commissions	5,519	5,542
Compensation, benefits and other personnel	89,311	85,781
Stock-based compensation	11,097	3,879
Consulting, outsourcing and professional fees	33,367	27,314
Data processing and computer related	12,654	11,749
Facilities, supplies and other costs	13,573	15,129
Amortization	8,829	10,384
Depreciation	5,616	5,761

Total expenses	218,716	198,262

Income from operations	61,939	53,490

Net gain on investments	535	3,708
Interest and dividend income	679	1,490
Interest expense	(195)	(115)
Equity in earnings of unconsolidated affiliates	31,028	24,928

Net income before income taxes	93,986	83,501

Income taxes	26,791	32,415

Net income	67,195	51,086

Less: Net income attributable to the noncontrolling interest	—	(343)

Net income attributable to SEI	$67,195	$50,743

Diluted earnings per common share	$0.38	$0.29

Shares used to calculate diluted earnings per share	176,043	175,369

Basic earnings per common share	$0.39	$0.29

Shares used to calculate basic earnings per share	171,308	173,429

SEI INVESTMENTS COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	For the Nine Months Ended September 30,
	2013	2012

Asset management, admin. and distribution fees	$611,135	$532,650
Information processing and software servicing fees	191,606	174,355
Transaction–based and trade execution fees	24,367	23,882

Total revenues	827,108	730,887

Subadvisory, distribution and other asset mgmt costs	88,795	79,442
Software royalties and other information processing costs	22,912	19,337
Brokerage commissions	18,291	17,483
Compensation, benefits and other personnel	264,636	244,855
Stock-based compensation	26,997	11,777
Consulting, outsourcing and professional fees	98,667	80,598
Data processing and computer related	37,028	34,873
Facilities, supplies and other costs	47,280	44,909
Amortization	25,498	25,413
Depreciation	17,050	16,823

Total expenses	647,154	575,510

Income from operations	179,954	155,377

Net gain on investments	638	7,577
Interest and dividend income	2,420	4,417
Interest expense	(422)	(389)
Equity in earnings of unconsolidated affiliates	86,204	74,970
Gain on sale of subsidiary	22,112	—
Other income	43,429	—

Net income before income taxes	334,335	241,952

Income taxes	111,376	90,892

Net income	222,959	151,060

Less: Net income attributable to the noncontrolling interest	(350)	(797)

Net income attributable to SEI	$222,609	$150,263

Diluted earnings per common share	$1.26	$0.85

Shares used to calculate diluted earnings per share	176,036	176,317

Basic earnings per common share	$1.29	$0.86

Shares used to calculate basic earnings per share	172,043	174,869

SEI INVESTMENTS COMPANY
CONDENSED BALANCE SHEETS
(In thousands)
(Unaudited)

	September 30,	December 31,
	2013	2012
Assets

Cash and cash equivalents	$527,214	$452,247
Restricted cash	5,500	6,000
Receivables, net	225,961	202,818
Securities owned	20,728	20,088
Other current assets	20,629	20,251

Total current assets	800,032	701,404

Property and equipment, net	118,494	127,581
Investments available for sale	86,186	75,869
Trading securities	4,841	5,909
Capitalized software, net	313,206	307,490
Investment in unconsolidated affiliates	57,429	77,398
Other assets, net	11,511	14,173

Total assets	$1,391,699	$1,309,824

Liabilities

Current liabilities	$145,278	$152,005
Deferred income taxes	71,151	93,458
Other Long-term liabilities	8,703	7,032

Total SEI Investments Company shareholders’ equity	1,166,567	1,038,180
Noncontrolling interest	—	19,149
Total Equity	1,166,567	1,057,329

Total liabilities and equity	$1,391,699	$1,309,824

SEI INVESTMENTS COMPANY
ENDING ASSET BALANCES
(In millions)
(Unaudited)

	Sept. 30,	Dec. 31,	Mar. 31,	Jun. 30,	Sept. 30,
	2012	2012	2013	2013	2013
Private Banks:
Equity/Fixed Income programs	$17,960	$18,862	$12,446	$12,876	$14,305
Collective Trust Fund programs	147	11	9	10	11
Liquidity funds	5,342	6,008	5,143	5,048	5,167
Total assets under management	$23,449	$24,881	$17,598	$17,934	$19,483
Client assets under administration	11,611	12,178	12,970	13,122	14,101
Total assets	$35,060	$37,059	$30,568	$31,056	$33,584

Investment Advisors:
Equity/Fixed Income programs	$30,864	$31,220	$34,166	$34,447	$36,203
Collective Trust Fund programs	370	14	15	14	14
Liquidity funds	1,868	2,514	2,094	2,145	2,779
Total assets under management	$33,102	$33,748	$36,275	$36,606	$38,996

Institutional Investors:
Equity/Fixed Income programs	$59,852	$62,160	$64,214	$61,927	$64,429
Collective Trust Fund programs	153	102	101	106	107
Liquidity funds	3,272	2,454	2,810	2,901	3,125
Total assets under management	$63,277	$64,716	$67,125	$64,934	$67,661

Investment Managers:
Equity/Fixed Income programs	$65	$67	$73	$75	$75
Collective Trust Fund programs	15,433	16,197	17,656	18,197	19,868
Liquidity funds	396	408	522	542	678
Total assets under management	$15,894	$16,672	$18,251	$18,814	$20,621
Client assets under administration (A)	240,965	244,671	275,632	289,807	295,959
Total assets	$256,859	$261,343	$293,883	$308,621	$316,580

Investments in New Businesses:
Equity/Fixed Income programs	$534	$513	$552	$572	$594
Liquidity funds	29	43	42	29	26
Total assets under management	$563	$556	$594	$601	$620

LSV Asset Management:
Equity/Fixed Income programs	$58,886	$60,947	$64,958	$65,417	$71,149

Total:
Equity/Fixed Income programs (B) (D)	$168,161	$173,769	$176,409	$175,314	$186,755
Collective Trust Fund programs	16,103	16,324	17,781	18,327	20,000
Liquidity funds	10,907	11,427	10,611	10,665	11,775
Total assets under management	$195,171	$201,520	$204,801	$204,306	$218,530

Client assets under administration (C)	252,576	256,849	288,602	302,929	310,060
Total assets	$447,747	$458,369	$493,403	$507,235	$528,590

(A)
Client assets under administration in the Investment Managers segment include $56.2 billion of assets balances that require limited services and therefore are at fee levels below our normal full service assets (as of Sept. 30, 2013).

(B)	Equity/Fixed Income programs include $3.9 billion of assets invested in various asset allocation funds at Sept. 30, 2013.

(C)	In addition to the numbers presented, SEI also administers an additional $5.6 billion in Funds of Funds assets (as of
Sept. 30, 2013) on which SEI does not earn an administration fee.

(D)
Equity/Fixed Income programs in the Private Banks segment for 2012 included assets related to SEI Asset Korea, which was sold in first-quarter 2013. Assets for SEI Asset Korea at Sept. 30, 2012 and Dec. 31, 2012 were $6.6 billion and $7.0 billion, respectively.

SEI INVESTMENTS COMPANY
AVERAGE ASSET BALANCES
(In millions)
(Unaudited)

	3rd Qtr.	4th Qtr.	1st Qtr.	2nd Qtr.	3rd Qtr.
	2012	2012	2013	2013	2013
Private Banks:
Equity/Fixed Income programs	$17,527	$18,301	$19,197	$12,959	$13,696
Collective Trust Fund programs	230	66	11	10	11
Liquidity funds	5,401	5,229	5,556	5,093	5,142
Total assets under management	$23,158	$23,596	$24,764	$18,062	$18,849
Client assets under administration	10,867	11,783	12,860	13,183	13,760
Total assets	$34,025	$35,379	$37,624	$31,245	$32,609

Investment Advisors:
Equity/Fixed Income programs	$30,032	$30,881	$33,189	$34,831	$35,618
Collective Trust Fund programs	532	158	14	14	14
Liquidity funds	1,886	2,176	2,085	2,028	2,520
Total assets under management	$32,450	$33,215	$35,288	$36,873	$38,152

Institutional Investors:
Equity/Fixed Income programs	$57,763	$61,304	$63,642	$63,466	$63,153
Collective Trust Fund programs	284	120	101	105	107
Liquidity funds	3,253	3,493	2,960	2,975	3,091
Total assets under management	$61,300	$64,917	$66,703	$66,546	$66,351

Investment Managers:
Equity/Fixed Income programs	$62	$68	$68	$75	$76
Collective Trust Fund programs	14,797	15,719	17,129	18,205	19,259
Liquidity funds	287	395	511	500	613
Total assets under management	$15,146	$16,182	$17,708	$18,780	$19,948
Client assets under administration	237,155	240,520	263,054	286,018	292,627
Total assets	$252,301	$256,702	$280,762	$304,798	$312,575

Investments in New Businesses:
Equity/Fixed Income programs	$530	$518	$542	$567	$584
Liquidity funds	35	33	38	34	27
Total assets under management	$565	$551	$580	$601	$611

LSV Asset Management:
Equity/Fixed Income programs	$57,164	$59,383	$63,997	$66,781	$69,463

Total:
Equity/Fixed Income programs (A)	$163,078	$170,455	$180,635	$178,679	$182,590
Collective Trust Fund programs	15,843	16,063	17,255	18,334	19,391
Liquidity funds	10,862	11,326	11,150	10,630	11,393
Total assets under management	$189,783	$197,844	$209,040	$207,643	$213,374

Client assets under administration	248,022	252,303	275,914	299,201	306,387
Total assets	$437,805	$450,147	$484,954	$506,844	$519,761

(A)
Equity/Fixed Income programs in the Private Banks segment for 2012 and first-quarter 2013 included average assets related to SEI Asset Korea, which was sold in first-quarter 2013. Average assets for SEI Asset Korea for the third and fourth quarters of 2012 were $6.5 billion and $6.8 billion, respectively, and $7.0 billion for the first-quarter 2013.